SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 8, 2003

Gables Residential Trust
(Exact name of Registrant as specified in its charter)

Maryland	1-12590	58-2077868
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Yamato Road Suite 510
Boca Raton, FL  33431
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:
561-997-9700

ITEM 5.                                                     OTHER EVENTS.

                On May 8, 2003, Gables Residential Trust (the “Company”) completed an offering of 3,000,000 shares of its 7.50% Series D Cumulative Redeemable Preferred Shares (the “Series D Preferred Shares”) at a public offering price of $25.00 per share.  The offering of the Series D Preferred Shares was made pursuant to a Prospectus Supplement dated May 1, 2003 relating to the Prospectus dated June 7, 1999 filed with the Company’s shelf registration statement on Form S-3 (File No. 333-68359).

                The Series D Preferred Shares, which may be redeemed by the Company at $25.00 per share, plus accrued and unpaid dividends, on or after May 8, 2008, have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other property or securities of the Company.  Application has been made to list the Series D Preferred Shares on the New York Stock Exchange (“NYSE”) under the symbol “GBP PrD.”

                The net proceeds to the Company from the sale of the Series D Preferred Shares, after deducting the underwriting discounts and commissions and related issuance costs, were approximately $72.4 million.  The Company will use the net proceeds to repay a portion of its borrowings under its unsecured credit facilities.

ITEM 7.                                                     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)                                  Financial statements of business acquired:

                Not Applicable

(b)           Pro forma financial information:

                Not Applicable

(c)           Exhibits:

Exhibit No.

1.1*	Underwriting Agreement, dated May 1, 2003.
4.1

Articles Supplementary to the Company’s Amended and Restated Declaration of Trust creating the 7.50% Series D Cumulative Redeemable Preferred Shares, par value $.01 per share (incorporated by reference to Exhibit 3.1 to Gables Residential Trust’s Registration Statement on Form 8-A filed May 8, 2003).

5.1*	Opinion of Goodwin Procter LLP regarding the legality of the Series D Preferred Shares.
12.1*	Ratios of Earnings to Combined Fixed Charges and Preferred Dividends.
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

*  Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 8, 2003	GABLES RESIDENTIAL TRUST

		By:	/s/ Marvin R. Banks, Jr.
Marvin R. Banks, Jr.
Chief Financial Officer